EXECUTION COPY

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT, dated as of April 30, 2009 by and between Grail Advisors, LLC, a Delaware limited liability company (“Manager”), American Beacon Advisors, Inc., a Delaware corporation (“Primary Sub-Adviser”), and Hotchkis and Wiley Capital Management, LLC, a Delaware limited liability company (“Sub-Adviser”).

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Manager has entered into an Investment Management Agreement dated March 20, 2009 with Grail Advisors ETF Trust (“Trust”) an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, the Manager has entered into a key relationship, and Primary Investment Sub-Advisory Agreement dated April 30, 2009, with the Primary Sub-Adviser pursuant to which the Primary Sub-Adviser will provide services related to the operation of those series of the Trust listed on Appendix A hereto, as such Appendix A may be amended from time to time (“each a Fund”), including recommendations as to the allocation of the assets of each Fund into three or more portions to be separately managed including one portion to be managed by Sub-Adviser, and to assist in coordinating the activities of the Sub-Adviser and other investment sub-advisers to the Fund, along with such other duties as set forth in the Primary Investment Sub-Advisory Agreement;

WHEREAS, Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Board of Trustees of the Trust (collectively, the “Trustees,” and each member individually, a “Trustee”), the Manager and the Primary Sub-Adviser desire to retain Sub-Adviser to render investment advisory and other services to the Fund, in the manner and on the terms hereinafter set forth;

WHEREAS, the Manager has the authority under the Investment Management Agreement to contract with the Primary Sub-Adviser, and the Sub-Adviser with respect to the Fund; and

WHEREAS, Sub-Adviser is willing to contract with the Manager to furnish such services to the Fund in exchange for the compensation to be paid to Sub-Adviser by Primary Sub-Adviser pursuant to Section 4 hereof, and Primary Sub-Adviser is willing to be a party to this Agreement solely for purposes of Section 4;

NOW, THEREFORE, the Manager and Sub-Adviser agree as follows:

1.     APPOINTMENT OF SUB-ADVISER

The Manager hereby appoints Sub-Adviser to act as an investment adviser for the Fund, subject to the supervision and oversight of the Manager, Primary Sub-Adviser and the Trustees, and in accordance with the terms and conditions of this Agreement. Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Manager in any way or otherwise be deemed an agent of the Trust or the Manager except as authorized in this Agreement or another writing by the Trust, the Manager and Sub-Adviser.

2.     ACCEPTANCE OF APPOINTMENT

Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided, commencing on the effective date of this Agreement or Appendix A, whichever is later, in conformity with applicable laws and regulations, including, but not limited to, the Investment Company Act and the Advisers Act and in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Trust’s Trust Instrument, By-Laws and Compliance Manual and in the Fund’s Prospectus and Statement of Additional Information (“SAI”), as from time to time in effect.

3.     SERVICES TO BE RENDERED BY SUB-ADVISER TO THE TRUST

A.     Subject to the oversight and supervision of the Trustees, the Manager (based upon the recommendation of the Primary Sub-Adviser), will determine the percentage allocation of the assets of the Fund for which Sub-Adviser will have investment responsibilities (“Allocated Portion”). As investment adviser to the Fund with responsibilities for the Allocated Portion, Sub-Adviser will coordinate the investment and reinvestment of the assets of the Allocated Portion, and determine the composition of the Allocated Portion, subject always to the supervision and control of the Manager and Trustees.

B.     As part of the services it will provide hereunder, Sub-Adviser will do the following:

(i)     Scope of Authority. Subject to supervision by the Primary Sub-Adviser, the Manager and Trustees, Sub-Adviser will provide a continuous investment program for the Allocated Portion and determine, for the Allocated Portion, what securities and other investments will be purchased, retained, sold by the Fund and what portion of such assets will be invested or held uninvested as cash. Sub-Adviser will exercise discretion and act for the Allocated Portion in the same manner and with the same force and effect as the Fund itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. Sub-Adviser may request that the Primary Sub-Adviser make the particular investment decisions with respect to that portion of the Allocated Portion which the Sub-Adviser deems should be invested in short-term money market instruments.

(ii)     Exercise of Rights. Unless and until otherwise agreed to by Sub-Adviser, the Manager or the Primary Sub-Adviser shall be responsible for exercising all rights of security holders with respect to securities in the Allocated Portion of any domestic Fund, including, but not limited to, voting proxies, and the Sub-Adviser shall have no such responsibilities. The Sub-Adviser shall be responsible for exercising all rights of security holders with respect to securities in the Allocated Portion of any international Fund, including, but not limited to, voting proxies, and the Primary Sub-Adviser and Manager shall have no such responsibilities.

(iii)     Selection of Broker-Dealers and Execution of Transactions. To the extent that transactions are effected in the Allocated Portion, Sub-Adviser shall be responsible for effecting such transactions and selecting brokers or dealers to execute such transactions for the Allocated Portion. In the selection of brokers or dealers (which may include brokers or dealers affiliated with Sub-Adviser) and the placement of orders for the purchase and sale of portfolio investments for the Allocated Portion, Sub-Adviser shall use its best efforts to obtain the best execution available, except to the extent that it may be permitted to pay higher brokerage commissions for brokerage or research services as described below. In using its best efforts to obtain the best execution available, Sub-Adviser, bearing in mind the Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of execution and research services provided by the broker or dealer. Subject to such policies as the Trustees may determine, Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage or research services to Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or Sub-Adviser’s overall responsibilities with respect to the Fund and to other clients of Sub-Adviser as to which Sub-Adviser exercises investment discretion. The Trust hereby agrees that any entity or person associated with Sub-Adviser which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and the Trust hereby consents to the retention of compensation for such transactions.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, to the extent permitted by applicable laws and regulations, the Sub-Adviser may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. The Manager acknowledges that the Sub-Adviser is a fiduciary to other clients, some of which have the same or similar investment objectives and will hold the same or similar investments as a Fund. The Manager further acknowledges that, notwithstanding the sameness or similarity of the investment objectives and/or investments of a Fund relative to those of another client of Sub-Adviser, the Sub-Adviser may give advice and take action in the performance of its duties with respect to other clients that may differ from the advice given, or the timing or nature of actions taken, with respect to the Fund. The Manager specifically acknowledges, for the avoidance of doubt, that the Sub-Adviser may delay trading the portfolio with respect to the Fund that it is advising other clients to take and/or that it is taking with respect to other clients because, due to the fully transparent nature of the Fund, taking such action on behalf of a Fund at that same time would result in disclosure of, and, potentially, harm to, the other clients’ portfolio.

(iv)     Reports. Sub-Adviser shall keep the Trustees, the Manager and the Primary Sub-Adviser fully informed in writing on an ongoing basis of all material facts concerning the investment and reinvestment of the Allocated Portion, as well as the Sub-Adviser and its key personnel and operations, make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Manager, the Trustees or the Primary Sub-Adviser, and attend meetings with the Manager, Primary Sub-Adviser and/or the Trustees, as reasonably requested, to discuss the foregoing.

(v)     Fair Valuation. In accordance with procedures and methods established by the Trustees, which may be amended from time to time, Sub-Adviser shall provide assistance in determining the fair value of all securities and other investments/assets in the Allocated Portion, as necessary, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of Sub-Adviser for each security or other investment/asset in the Allocated Portion for which market prices are not readily available.

(vi)     Class Action Settlements: If the Fund has a claim or potential claim in any bankruptcy proceeding, class action securities litigation, or other litigation or proceeding affecting securities held in the Fund, the Sub-Advisor will not be obligated to pursue such claim on behalf of the Fund, but will provide the Fund, its Manager or its custodian with reasonable assistance in support of the Fund's pursuit of such claim while the Fund is managed by the Manager.

C.     In furnishing services hereunder, Sub-Adviser agrees and acknowledges the following:

(i)     Facilities and Personnel. Sub-Adviser shall provide all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for Sub-Adviser to faithfully perform its duties under this Agreement. In addition, Sub-Adviser shall provide all administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of Sub-Adviser’s duties under this Agreement.

(ii)     Cooperation with Trust Agents. Sub-Adviser shall cooperate with and provide reasonable assistance to the Manager, the Primary Sub-Adviser, the Trust’s administrator, any Trust custodian or foreign sub-custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust and the Manager, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust and the Manager, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

(iii)     Communications with other Advisers. Except as provided below, Sub-Adviser shall not consult with any other adviser to (i) the Fund, (ii) any other series of the Trust, or (iii) any other investment company under common control with the Trust concerning transactions of the Fund in securities or other assets. This limitation shall not prohibit Sub-Adviser from consulting with the Manager or the Primary Sub-Adviser.

4.     COMPENSATION OF SUB-ADVISER

For its services performed hereunder, the Primary Sub-Adviser will pay Sub-Adviser with respect to the Allocated Portion the compensation specified in Appendix A to this Agreement. Such compensation shall be paid to Sub-Adviser by the Primary Sub-Adviser quarterly; however, the Trust will calculate this charge on the average daily net asset value of the Allocated Portion and accrue it on a daily basis. If this Agreement becomes effective or terminates with respect to the Fund before the end of any quarter, the fee for the period from the effective date to the end of the quarter or from the beginning of such quarter to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full quarter in which such effectiveness or termination occurs.

5.     NON-EXCLUSIVITY

The services of Sub-Adviser to the Manager, the Fund and the Trust are not to be deemed to be exclusive, and Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities, so long as the services provided hereunder by Sub-Adviser are not impaired. It is understood and agreed that the directors, officers, and employees of Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

6.     LIMITATIONS ON LIABILITY; INDEMNIFICATION

A.     Sub-Adviser. Sub-Adviser will exercise its best judgment in rendering its services to the Trust, and the Trust agrees, as an inducement to Sub-Adviser’s undertaking to do so that, except as may otherwise be provided by the Investment Company Act or any other federal securities law, neither Sub-Adviser nor any of its officers, members or employees (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Manager or the Trust as a result of any error of judgment or mistake of law by Sub-Adviser or its Affiliates with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of Sub-Adviser or its Affiliates for, and Sub-Adviser shall indemnify and hold harmless the Trust, the Manager, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Manager Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Manager Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, or common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of Sub-Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Manager or the Trust by Sub-Adviser Indemnitees (as defined below) for use therein.

The assets of the Fund will be maintained in the custody of a custodian (who shall be identified by the Manager in writing). Sub-Adviser will not have custody of any securities, cash or other assets of the Fund and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reliance on instructions of Sub-Adviser.

B.     Manager and Trust. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Manager and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by Sub-Adviser as a result of any error of judgment or mistake of law by the Manager with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Manager for, and the Manager shall indemnify and hold harmless Sub-Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Sub-Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Manager in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to the Manager that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Manager or the Trust.

C.     Trustees and Shareholders. The Manager and Sub-Adviser are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Instrument and agree that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one series, the obligations hereunder shall be limited to the respective assets of that series. The Manager and Sub-Adviser further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund, nor from the Trustees or any individual Trustee of the Trust.

D.     Consequential Damages. Neither party shall be liable to the other party for consequential damages under any provision of this Agreement.

7.     BOOKS AND RECORDS

Sub-Adviser will maintain all accounts, books and records with respect to the Fund as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and the Advisers Act and the rules thereunder and shall file with the SEC all forms pursuant to Section 13 of the Exchange Act, with respect to its duties as are set forth herein.

The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to Sub-Adviser such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its business. In the event of the termination of this Agreement, such other records shall promptly be returned to the Trust by Sub-Adviser free from any claim or retention of rights therein, provided that Sub-Adviser may retain any such records that are required by law or regulation. The Manager and Sub-Adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only (i) if the Trust has authorized such disclosure, (ii) if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or otherwise required by law, or (iii) as necessary or appropriate to perform services under this Agreement or conduct an audit of the Sub-Adviser, provided, however, that disclosure pursuant to this clause (iii) must be authorized in advance by the Trust or provided pursuant to a confidentiality agreement between the Sub-Adviser and the recipient of the information, which is enforceable by the Trust.

8.     DURATION OF AGREEMENT

With respect to the Fund, this Agreement shall become effective upon the date indicated above or in Appendix A, provided that this Agreement shall not take effect unless it has been approved: (i) by a vote of a majority of those trustees of the Trust who are not “interested persons” (as defined in the Investment Company Act) (“Independent Trustees”) of any party to the Agreement, cast in person at a meeting called for the purpose of voting on such approval, or (ii) by vote of a majority of the Trust’s outstanding securities. The Agreement will continue in effect two years from the date of its effectiveness and may be continued for successive annual periods thereafter so long as such continuance is specifically approved at least annually either by (i) the Trustees or (ii) by the vote, as appropriate, of either a majority of the outstanding voting securities of the Trust or a majority of the outstanding voting securities of the Fund. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to the Fund if a “majority of the outstanding voting securities” (as defined in Rule 18f-2(h) under the Investment Company Act) of the Fund votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other series of the Trust affected by the Agreement or (b) all the series of the Trust.

9.     AMENDMENTS TO THE AGREEMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement as to the Fund shall be effective until approved by the Trustees and Fund shareholders to the extent required by the Investment Company Act.

10.     TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty, (i) by the Trustees, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to the Manager and Sub-Adviser, or (ii) by the Manager or Sub-Adviser, on sixty (60) days’ written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act), (ii) in the event the Investment Management Agreement between the Manager and the Trust is assigned (as defined in the Investment Company Act) or otherwise terminated, or (iii) in the event the Primary Investment Sub-Advisory Agreement between the Manager and the Primary Sub-Adviser is assigned (as defined in the Investment Company Act) or otherwise terminated.

11.     REPRESENTATIONS OF THE MANAGER

The Manager represents, warrants and agrees that:

A.     The Manager has been duly authorized by the Trustees to delegate to the Primary Sub-Adviser and Sub-Adviser the provision of investment services to the Fund as contemplated hereby.

B.     Prior to the commencement of Sub-Adviser’s services hereunder, the Manager shall provide Sub-Adviser with current copies of the Trust’s Trust Instrument, By-Laws and Compliance Manual, as well as the Fund’s Prospectus and SAI, as well as other relevant policies and procedures that have been adopted by the Trustees.

12.     REPRESENTATIONS OF SUB-ADVISER

A.     Sub-Adviser will notify the Manager if it fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

B.     Sub-Adviser will notify the Manager if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust or involving Section 9 of the Investment Company Act, unless prohibited by law; and/or

C.     Sub-Adviser will notify the Manager if a change in control or management of Sub-Adviser is anticipated. Sub-Adviser agrees to bear all reasonable expenses of the Trust, if any, arising out of an assignment or change in control.

13.     NAMING RIGHTS

The parties agree that the name of Sub-Adviser, the names of any affiliates of Sub-Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of Sub-Adviser and its affiliates. The Manager and the Trust shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of Sub-Adviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect. Sub-Adviser may use the name of the Manager, Primary Sub-Adviser, Trust and Fund on Sub-Adviser’s list of clients used for marketing purposes.

Upon termination of this Agreement, each party shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names. The Manager and the Trust agree that they will review with Sub-Adviser any advertisement, sales literature, or notice prior to its use that makes reference to Sub-Adviser or its affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names so that Sub-Adviser may review the context in which it is referred to, it being agreed that Sub-Adviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the Investment Company Act or other applicable laws and regulations.

14.     FORCE MAJEURE

Manager, Primary Sub-Adviser and Sub-Adviser shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, Manager shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

15.     GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware (without giving effect to its conflict of laws principles), or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act unless otherwise stated herein. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

The Manager and Primary Sub-Adviser acknowledges that each has received Part II of Sub-Adviser’s current Form ADV at least 48 hours before entering into this Agreement. Sub-Adviser is a registered investment adviser under the Investment Advisers Act of 1940. Sub-Adviser is a limited liability company, of which certain current employees of the Sub-Adviser and Stephens-H&W, LLC are members. Sub-Adviser will notify Manager and Primary Sub-Adviser of any material change in the membership of the company within a reasonable time of such change.

16.     HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

17.     INTERPRETATION

Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Trust Instrument or By-Laws, or any applicable statutory or regulatory requirements to which it is subject or by which it is bound, or to relieve or deprive the Trustees of their responsibility for and control of the conduct of the affairs of the Trust.

18.     SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

19.     ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to the Fund.

20.     NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Manager, Trust and Sub-Adviser by registered or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered in accordance with this paragraph.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

GRAIL ADVISORS, LLC By: _______________________ Name: William M. Thomas Title: Chief Executive Officer	HOTCHKIS AND WILEY CAPITAL MANAGEMENT, LLC By: ________________________ Name: Anna Marie Lopez Title: Chief Operating Officer	AMERICAN BEACON ADVISORS, INC., By: ____________________________ Name: William F. Quinn Title: Chairman & Chief Executive Officer

APPENDIX A
TO THE
INVESTMENT SUB-ADVISORY AGREEMENT

April 30, 2009

Management Fee
Fund	Fee
Grail American Beacon Large Cap Value ETF